Alcoa and subsidiaries                               EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
             For the six months ended June 30, 1997
                   (in millions, except ratio)

                                                         1997
                                                         ----
Earnings:
   Income before taxes on income                      $  763.7
   Minority interests' share of earnings of majority-
     owned subsidiaries without fixed charges              1.9
   Equity income                                         (18.5)
   Fixed charges                                          90.1
   Proportionate share of income (loss) of 50%-owned      16.0
     persons                                              16.0
   Distributed income of less than 50%-owned persons       -
   Amortization of capitalized interest                   10.3
                                                       -------
      Total earnings                                  $  863.5

Fixed Charges:
   Interest expense:
      Consolidated                                     $  70.7
      Proportionate share of 50%-owned persons             1.8
                                                       -------
                                                          72.5
                                                       -------
   Amount representative of the interest factor
    in rents:
      Consolidated                                    $   17.4
      Proportionate share of 50%-owned persons              .2
                                                       -------
                                                          17.6
                                                       -------
   Fixed charges added to earnings                        90.1
                                                       -------
   Interest capitalized:
      Consolidated                                         4.1
      Proportionate share of 50%-owned persons             -
                                                       -------
                                                           4.1
                                                       -------
   Preferred stock dividend requirements of
      majority-owned subsidiaries                          -
                                                       -------
      Total fixed charges                             $   94.2
                                                       =======
Ratio of earnings to fixed charges                         9.2
                                                       =======

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